Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT

THIS AMENDMENT, dated as of the 1st day of September, 2019, amends the EMPLOYMENT AGREEMENT (the “Agreement”) dated the 12th day of December, 2012, (the “Effective Date”) by and between David J. Langevin (“Employee”) and Manitex International, Inc., a Michigan corporation, whose address is 9725 S. Industrial Drive, Bridgeview, Illinois 60455 (the “Company”).

The second paragraph of the RECITALS is amended to read:

“WHEREAS, the Company desires to employ Employee as its Executive Chairman and Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.”

Paragraph 1. is amended to read:

“1.Employment Term. Subject to the terms and conditions set forth herein, the Company agrees to employ Employee, and Employee hereby accepts employment, as the Executive Chairman of the Company and its subsidiaries, or a similar executive position (the “Position”), for a term commencing on September 1, 2019 (the “Commencement Date”) and ending on September 1, 2022 (the “Employment Term”) unless otherwise terminated under this Agreement. The Employment Term will automatically extend for successive periods of three years at the end of each one year anniversary of the current Employment Term unless either the Company or Employee notifies the other in writing (a “Non-Renewal Notice”) of the expiration of the Employment Term at least 90 days prior to the end of each annual anniversary. Employee and the Company agree that Employee’s employment with the Company constitutes “at-will” employment. Employee and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Employee. However, as described in this Agreement, Employee may be entitled to severance benefits depending upon the circumstances of Employee’s termination of employment.”

Paragraph 2. is amended to read:

“2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, shall devote Employee’s full attention, skill and efforts to the performance of the duties of the Position. Employee shall report to the Company’s Board of Directors. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, and will focus on strategic planning, long term financial planning, continued development of the Tadano relationship, and other matters as will reasonably be assigned to him by the Board. During the Employment Term, Employee will devote Employee’s full business efforts and time to the Company and will use good faith efforts to discharge Employee’s obligations under this Agreement to the best of Employee’s ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however that Employee may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Employee’s obligations to Company.”

Paragraph 4. is amended to read:

“4. Compensation.

a.

Base Salary. As of the Effective Date, the Company will pay Employee an annual salary of $350,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Employee’s salary will be reviewed annually by the Compensation Committee of the Board, or any successor thereto (the “Committee”) at the beginning of each year on or about March 1, and adjustments may be made at the discretion of the Committee.

b.

Annual Incentive. Employee will be eligible to receive annual cash incentives payable for the achievement of performance totals established by the Committee. The actual earned annual cash incentive, if any, payable to Employee for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased accordingly. All payment of Annual Incentive shall be subject to normal and customary withholdings.”

All terms and conditions of the Agreement other than those amended pursuant to this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

“EMPLOYEE”

DAVID J. LANGEVIN

/s/ David J. Langevin

Date: September 1, 2019

“COMPANY”

MANITEX INTERNATIONAL, INC.

/s/ Laura R.Yu
Title: CFO and Treasurer
Date: September 1, 2019

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